EXHIBIT 1

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

AND

FINANCIAL STATEMENTS

WITH SUPPLEMENTAL INFORMATION

DECEMBER 31, 2003

CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS
Statement of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 6

SUPPLEMENTAL INFORMATION
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	7 and 8

[Logo Of Moss Adams]

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Plan Administrator

Community National Bank

401(k) Profit Sharing Plan

We have audited the accompanying statement of net assets available for benefit of Community National Bank 401(k) Profit Sharing Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Community National Bank 401(k) Profit Sharing Plan as of December 31, 2003, and the changes in net assets available for benefits for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management and has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Moss Adams LLP

San Diego, California

June 11, 2004

A member of

Moores Rowland International

an association of independent

accounting firms throughout

the world

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2003

ASSETS
Investments
Deposits with Principal Life Insurance Company
Pooled separate accounts, at fair value	$2,076,965
Guaranteed interest accounts, at fair value	180,306
Participants loans	166,888
Employer common stock, Community Bancrop, Inc.	5,023,098

Net assets available for benefits	$7,447,257

See accompanying notes.

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2003

ADDITIONS
Investment income
Interest and dividends	$8,286
Net gain on investments	3,255,984
Contributions
Employer	190,511
Participants	510,376
Rollovers	713,016
Participant loan interest	6,742

Total additions	4,684,915

DEDUCTIONS
Benefits paid	456,435
Administrative expenses	10,077

Total deductions	466,512

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	4,218,403
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	7,447,257

End of year	$11,665,660

See accompanying notes.

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of the Plan

The following description of Community National Bank 401(k) Profit Sharing Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan’s provisions.

General - The Plan is a defined contribution savings plan under Section 401(k) of the Internal Revenue Code that covers all employees who are over 21 years of age and have six months of service with Community Bancorp, Inc. (Company). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and has received a favorable determination by the Internal Revenue Service.

Contributions

Employees - Employees can contribute up to 100 percent of their salaries. In 2003, not more than $12,000 may be contributed. Effective January 1, 2002, participants ages 50 or older may elect to defer additional amounts (called “catch-up” contributions) to the Plan. The maximum “catch-up” contribution that can be made in 2003 is $2,000. The additional amount can be deferred regardless of any other limitations on the amounts that can be deferred to the Plan.

Employer - For the year ended December 31, 2003, the Company matches 100 percent of employee contributions up to 3 percent of an employee’s salary. During the year ended December 31, 2003, the Company contributed $190,511.

Participant Accounts - Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contribution and investment earnings, and charged with an allocation of administrative expenses and investment losses. Allocations are based on participant account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting - Participant are immediately vested in their voluntary contributions and their employer’s matching contribution, plus the earnings thereon.

Plan Termination - Although it has not expressed any intent to do so, the Company has the right under the Plan to amend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants are fully vested.

Payment of Benefits - Upon retirement or termination of service, participants may elect to transfer the vested balance into another qualified plan, individual retirement account, or receive a lump-sum pay-out.

Participant Loans - Participants may borrow from their accounts a minimum of $500 up to a maximum of $50,000. The balance in the participant’s account secures the loans. The interest rate charged on the loans must be a reasonable rate of interest (rate range from 4.00 to 8.00 percent). Principal and interest is paid ratably over the term of the loan through payroll deductions. Loan terms range from one to five years.

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of the Plan (Continued)

Administrative Expenses - Administrative expenses were paid by both the Plan and its participants.

Note 2 – Significant Accounting Policies

Basis of Accounting - The financial statements of the Plan are prepared using the accrual method of accounting.

Valuation of Investments and Investment Income - Investments are maintained in pooled separate accounts and guaranteed interest accounts and are stated at values reported by Principal Life Insurance Company (Principal), the custodian of the assets. Principal values the underlying investment accounts at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Guaranteed Interest Accounts are valued at contract value which approximate fair value and consist of contributions and reinvested income, less any withdrawals plus accrued interest. The contracts are fully benefit responsive since participants may direct withdrawals and transfers at contract value. There are no reserves against contract value for credit risk of the contract issuer or otherwise. Certain contracts held by Principal may generate surrender fees or market value adjustments in the even of contract termination or investment liquidation.

The Plan also has investments in Community National Bank stock. These shares are valued at quoted market rates.

Appreciation (depreciation) in fair value of investments is the realized gain or loss on disposition of investments plus the unrealized increase or decrease in fair value of investments held from the beginning of the plan year or date of purchase, whichever is later. Dividends on mutual funds are also included in net appreciation (depreciation) and are recorded on the ex-dividend date.

Investments are exposed to various risks, such as interest rate, market, and credit risk. It is reasonably possible, given the level of risk associated with investments that changes in the near term could materially affect participants’ account balances and the amounts reported in the financial statements.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

Note 3 – Investments

Investments that represented 5 percent or more of the fair value of the Plan’s net assets are as follows at December 31:

Community Bancorp, Inc.	$5,023,98

Net appreciation on investments is allocated as follows:

Year Ended December 31, 2003
Common stock	$2,875,560
Pooled separate accounts	380,424

$3,255,984

Note 4 – Income Taxes

The Plan received a favorable determination letter from the Internal Revenue Service dated June 13, 2002, and has ruled that the Plan qualifies under Section 401(k) of the Internal Revenue Code and is not subject to tax under present income tax laws. The Plan is similarly exempt from tax under state law.

Note 5 – Party-in-Interest Transactions

At December 32, 2003, included in investments are partcipant-directed investments in common stock of the Company with an aggregate fair value of $5,023,098. The plan currently holds, as of December 31, 2003, 256,150 shares of common stock. Purchases and sales of the common stock of the Company during the year ended December 31, 2003, totaled approximately $1,249,585.

Certain plan investments are shares of mutual funds managed by Principal Life Insurance Company, the Custodian as defined by the Plan, and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for administrative services amounted to $10,077 for the year ended December 31, 2003.

Note 6 – ESOP Termination

In January 2003, the Company terminated its Employee Stock Option Plan and the participants had the option to transfer their shares of stock to the Plan. A total of 83,150 shares were transferred with a fair value of $694,615, this amount is included in rollovers in the statement of changes of net assets available for benefits.

SUPPLEMENTAL INFORMATION

SCHEDULE H, line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

COMMUNITY NATIONAL BANK

401(K) PROFIT SHARING PLAN

EIN 33 0026985

PLAN NUMBER 001

PLAN YEAR 01/01/2003 TO 12/31/2003

(A)	(B) Identity of issuer, borrower, lessor or similar party.	(C) Description of investment including maturity date, rate of interest, collateral, par or maturity value.	(D) Cost	(E) Current Value
*	Principal Life Insurance Company	Insurance Company General GUARANTEED INTEREST	$0.00	$180,305.54
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL MONEY MKT SEP ACCT	$0.00	$218,394.12
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL BOND AND MTG SEP ACC	$0.00	$307,304.33
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL GOVT SEC SEP ACCT	$0.00	$106,683.83
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL BD EMPH BAL SEP ACCT	$0.00	$9,506.11
*	Principal Life Insurance Company	Pooled Separate Accounts PRIN LG CP STK IDX SEP ACCT	$0.00	$311,405.89
*	Principal Life Insurance Company	Pooled Separate Accounts PRIN LIFETM STR INC SEP ACCT	$0.00	$3,615.12
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL LIFETM 2010 SEP ACCT	$0.00	$2,338.02
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL LIFETM 2020 SEP ACCT	$0.00	$23,547.89
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL LIFETM 2030 SEP ACCT	$0.00	$18,270.0_
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL MED CO VAL SEP ACCT	$0.00	$46,431.65
*	Principal Life Insurance Company	Pooled Separate Accounts PRIN PTR LG-CAP BLD I SEP ACCT	$0.00	$96,897.12
*	Principal Life Insurance Company	Pooled Separate Accounts PRIN PTR LG-CAP VALUE SEP ACCT	$0.00	$85,092.68
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL REAL ESTATE SEP ACCT	$0.00	$22,771.06
*	Principal Life Insurance Company	Pooled Separate Accounts PRIN STOCK EMPH BAL SEP ACCT	$0.00	$49,224.27

SCHEDULE H, line 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

COMMUNITY NATIONAL BANK

401(K) PROFIT SHARING PLAN

EIN 33 0026985

PLAN NUMBER 001

PLAN YEAR 01/01/2003 TO 12/31/2003

(A)	(B) Identity of issuer, borrower, lessor or similar party.	(C) Description of investment including maturity date, rate of interest, collateral, par or maturity value.	(D) Cost	(E) Current Value
*	Principal Life Insurance Company	Pooled Separate Accounts AMER CT SMCP VAL (ADV) SP ACCT	$0.00	$75,770.50
*	Principal Life Insurance Company	Pooled Separate Accounts FID ADV MID CAP SEP ACCT	$0.00	$102,463.11
*	Principal Life Insurance Company	Pooled Separate Accounts FID ADV SMALL CAP SEP ACCT	$0.00	$63,707.83
*	Principal Life Insurance Company	Pooled Separate Accounts INVESCO LEISURE SEP ACCT	$0.00	$44,564.17
*	Principal Life Insurance Company	Pooled Separate Accounts JANUS ADV CAP APPR SEP ACCT	$0.00	$36,022.14
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL MED CO BLND SEP ACCT	$0.00	$108,612.60
*	Principal Life Insurance Company	Pooled Separate Accounts PRIN PTR LG-CAP GR SEP ACCT	$0.00	$12,908.57
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL SM CO BLEND SEP ACCT	$0.00	$153,745.40
*	Principal Life Insurance Company	Pooled Separate Accounts PRINCIPAL INTL STOCK SEP ACCT	$0.00	$177,688.68
*	Community Bancorp, Inc.	Employer Security COMMUNITY BANCORP, INC.	$0.00	$5,023,097.77
*	Participant Loans	Range of Interest Rates Rates Range From 4.00% to 8.00%	–0–	$166,888.00